Exhibit (k)(3)

CREDIT AGREEMENT

DATED AS OF JANUARY 15, 2008,

AMONG

FIFTH STREET FINANCE CORP.,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF MONTREAL,
AS ADMINISTRATIVE AGENT

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

EXHIBIT A—NOTICE OF PAYMENT REQUEST
EXHIBIT B—NOTICE OF BORROWING
EXHIBIT C—NOTICE OF CONTINUATION/CONVERSION
EXHIBIT D-1—REVOLVING NOTE
EXHIBIT D-2—SWING NOTE
EXHIBIT E—BORROWING BASE CERTIFICATE
EXHIBIT F—COMPLIANCE CERTIFICATE
EXHIBIT G—ASSIGNMENT AND ACCEPTANCE

SCHEDULE 1—COMMITMENTS
SCHEDULE 6.2—SUBSIDIARIES
SCHEDULE 6.10(A)—INVESTMENTS
SCHEDULE 6.10(B)—LIENS
SCHEDULE 6.20—MATERIAL AGREEMENTS

CREDIT AGREEMENT

        This Credit Agreement is entered into as of January 15, 2008, by and among FIFTH STREET FINANCE CORP., a Delaware corporation (the "Borrower"), the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

        The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    THE CREDIT FACILITIES.

        Section 1.1.    Revolving Credit Commitments.    Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Revolving Loan" and collectively for all the Lenders the "Revolving Loans") in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender's Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

        Section 1.2.    Letters of Credit.    (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a "Letter of Credit") for the account of the Borrower in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender's Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

        (b)    Applications.    At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an "Application"). On the Revolving Credit Termination Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the aggregate undrawn amounts on all Letters of Credit then outstanding to be held as cash collateral in the Collateral Account. Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8 hereof, unless an Event of Default exists, prior to the Revolving Credit Termination Date the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C

Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower's obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin for Reimbursement Obligations plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the Revolving Credit Commitments have been terminated or (ii) a Default or an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

        (c)    The Reimbursement Obligations.    Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a "Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent's principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(e) below.

        (d)    Obligations Absolute.    The Borrower's obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

        (e)    The Participating Interests.    Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a "Participating Lender"), an undivided percentage participating interest (a "Participating Interest"), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender's Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

        (f)    Indemnification.    The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer's gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the

Participating Lenders under this Section 1.2(f) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

        (g)    Manner of Requesting a Letter of Credit.    The Borrower shall provide at least five (5) Business Days' advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent's receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

        (h)    Replacement of the L/C Issuer.    The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "L/C Issuer" shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

        Section 1.3.    Applicable Interest Rates.    (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

        "Base Rate" means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent's best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (y) 1/2 of 1%.

        (b)    Eurodollar Loans.    Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Eurodollar Loans plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

        "Adjusted LIBOR" means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

LIBOR
Adjusted LIBOR	=
1 - Eurodollar Reserve Percentage

        "Eurodollar Reserve Percentage" means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

        "LIBOR" means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

        "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

        "LIBOR01 Page" means the display designated as "Reuters Screen LIBOR01 Page" (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

        (c)    Rate Determinations.    The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

        Section 1.4.    Minimum Borrowing Amounts; Maximum Eurodollar Loans.    Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent's consent, there shall not be more than eight (8) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

        Section 1.5.    Manner of Borrowing Loans and Designating Applicable Interest Rates.    (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders, no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

        (b)    Notice to the Lenders.    The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

        (c)    Borrower's Failure to Notify.    If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by

Section 1.5(a) and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

        (d)    Disbursement of Loans.    Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent's principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower's Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

        (e)    Administrative Agent Reliance on Lender Funding.    Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

        Section 1.6.    Swing Loans.    (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the Borrower under the Swing Line (individually a "Swing Loan" and collectively the "Swing Loans") which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

        (b)    Interest on Swing Loans.    Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender's Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

        (c)    Requests for Swing Loans.    The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as "Swing Line Lender's Quoted Rate"). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Swing Line Lender's Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Swing Line Lender's Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrower shall be deposited or otherwise wire transferred to the Borrower's Designated Disbursement Account or as the Borrower, the Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

        (d)    Refunding Loans.    In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender's Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent's office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

        (e)    Participations.    If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.6(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

        Section 1.7.    Maturity of Loans.

        (a)    Revolving Loans.    Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

        (b)   Swing Loans. Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

        Section 1.8.    Prepayments.    (a) Optional.    The Borrower may prepay without premium or fee (other than funding indemnity amounts called for by Section 1.11 hereof), and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 and 1.6 hereof remains outstanding), any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

        (b)    Mandatory.    (i) Borrowing Base Deficiency.    In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall immediately and without notice or demand prepay the Loans (and provide cash collateral for Letters of Credit as contemplated by Section 9.4) in such amounts as shall be necessary so that such Borrowing Base Deficiency is immediately cured, provided that (i) each such prepayment of the Obligations hereunder shall be applied first to the Swing Loans and then to the Revolving Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit, and (ii) if, within five (5) Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within thirty (30) Business Days (which 30-Business Day period shall include the 5 Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

        (ii)    Change in Investment Policies.    In the event that at any time the Borrower or any of its Subsidiaries shall change or modify in any material respect the Investment Policies except as permitted by Section 8.16 below, upon written notice to the Borrower from the Administrative Agent or the Required Lenders (which notice may be provided on the same day notice of any such change or modification in the Investment Policies is brought to the attention of the Administrative Agent or the Lenders), the Commitments and the remaining obligations of the Lenders hereunder shall terminate and all outstanding Obligations (including, without limitation, all principal of and accrued interest on the Loans) shall forthwith be due and payable without further demand, presentment, protest, or notice of any kind and the Borrower shall prefund the full amount of L/C Obligations then outstanding (whether or not any drawings have been made on any such Letters of Credit, with such amount to be held in the Collateral Account referred to in Section 9.4 hereof).

        (iii)  The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

        (iv)  Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

        (c)   Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

        Section 1.9.    Default Rate.    Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

          (a)   for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

          (b)   for any Eurodollar Loan or any Swing Loan bearing interest at the Administrative Agent's Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

          (c)   for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

          (d)   for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

        Section 1.10.    Evidence of Indebtedness.    (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (b)   The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

        (c)   The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

        (d)   Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a "Revolving Note"), or D-2 (in the case of its Swing Loans and referred to herein as a "Swing Note"), as applicable (the Revolving Notes, and Swing Note being hereinafter referred to collectively as the "Notes" and individually as a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

        Section 1.11.    Funding Indemnity.    If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

          (a)   any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

          (b)   any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 1.5(a) or 1.6 hereof,

          (c)   any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

          (d)   any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined, absent manifest error.

        Section 1.12.    Commitment Terminations.    (a) Optional Revolving Credit Terminations.    The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 (or such greater amount which is an integral multiple of $100,000) and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

        (b)    Mandatory Revolving Credit Termination.    In the event any prepayment is due under Section 1.8(b)(ii) hereof as a result of a change in Investment Policies, the Commitments shall terminate in full on the date stated in such notice of prepayment.

        (c)   Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

        Section 1.13.    Substitution of Lenders.    In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 12.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 12.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an "Affected Lender"), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 12.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

SECTION 2.    FEES.

        Section 2.1.    Fees.    (a) Revolving Credit Commitment Fee.    The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin for commitment fees (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

        (b)    Letter of Credit Fees.    On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Letters of Credit (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer's standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

        (c)    Administrative Agent Fees.    The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated January 15, 2008, or as otherwise agreed to in writing between them.

        (d)    Audit Fees.    The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one (1) such audit per calendar year.

SECTION 3.    PLACE AND APPLICATION OF PAYMENTS.

        Section 3.1.    Place and Application of Payments.    All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

        Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

          (a)   first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

          (b)   second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

          (c)   third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

          (d)   fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

          (e)   fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

          (f)    finally, to the Borrower or whoever else may be lawfully entitled thereto.

        Section 3.2.    Account Debit.    The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower's deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due interest or fee payments hereunder; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent's failure to do so.

SECTION 4.    GUARANTIES AND COLLATERAL.

        Section 4.1.    Guaranties.    The payment and performance of the Secured Obligations shall at all times be guaranteed by each direct and indirect Subsidiary of the Borrower pursuant to the Guarantee and Security Agreement (each such Subsidiary executing and delivering the Guarantee and Security Agreement or a supplement thereto being referred to herein as a "Guarantor" and collectively the "Guarantors"); provided, however, that no Financing Subsidiary shall be required to be a Guarantor hereunder.

        Section 4.2.    Collateral.    The Secured Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of each Credit Party in all of the Collateral. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the

Administrative Agent for the benefit of the holders of the holders of the Secured Obligations and shall be valid and perfected first priority Liens subject only to Permitted Liens.

        Section 4.3.    Further Assurances.    The Borrower agrees that it shall, and shall cause each other Credit Party to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event any Credit Party forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Section 4.1 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a supplement to the Guarantee and Security Agreement and such other Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Credit Party to deliver to the Administrative Agent, at the Borrower's cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.    DEFINITIONS; INTERPRETATION.

        Section 5.1.    Definitions.    The following terms when used herein shall have the following meanings:

          "Adjusted Borrowing Base" means the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Credit Parties.

          "Adjusted Covered Debt Balance" means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Credit Parties (excluding any cash held by the Administrative Agent pursuant to Section 9.4).

          "Adjusted LIBOR" is defined in Section 1.3(b) hereof.

          "Advance Rate" has the meaning assigned to such term in Section 8.23.

          "Administrative Agent" means Bank of Montreal, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 25% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 25% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

          "Affiliate Agreements" means, collectively, (a) the Investment Advisory Agreement dated as of December 14, 2007, between the Borrower and Fifth Street Management LLC, (b) the Administration Agreement dated as of December 14, 2007, between the Borrower and FSC, Inc., and (c) the Trademark License Agreement dated as of December 14, 2007, between the Borrower and Fifth Street Capital LLC.

          "Agreement" means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

          "Applicable Margin" means: (a) 0.0% with respect to Base Rate Loans and Reimbursement Obligations, (b) 1.50% with respect to Eurodollar Loans and Letter of Credit fees, and (b) 0.30% with respect to commitment fees.

          "Application" is defined in Section 1.2(b) hereof.

          "Approved Dealer" means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in each case which bank or broker-dealer referred to in clauses (a), (b) and (c) above is acceptable to the Administrative Agent in its reasonable determination.

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Approved Pricing Service" means a pricing or quotation service approved by the Board of Directors of the Borrower and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower).

          "Approved Third-Party Appraiser" means any Independent third-party appraisal firm designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors of the Borrower in making valuations of portfolio assets to determine the Borrower's compliance with the applicable provisions of the Investment Company Act). It is understood and agreed that, so long as the same are Independent third-party appraisal firms approved by the Board of Directors of the Borrower, Houlihan Lokey Howard & Zukin Capital, Inc., Duff & Phelps LLC, Murray, Devine and Company and Valuation Research Corporation shall be deemed to be Approved Third-Party Appraisers.

          "Asset Coverage Ratio" means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the Value of total assets of the Borrower and its Subsidiaries, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the Borrower and its Subsidiaries, to (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

          "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

          "Base Rate" is defined in Section 1.3(a) hereof.

          "Base Rate Loan" means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

          "Borrower" is defined in the introductory paragraph of this Agreement.

          "Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is "advanced" on the day Lenders advance funds comprising such Borrowing to the Borrower, is "continued" on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is "converted" when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.5 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.6 hereof.

          "Borrowing Base" is defined in Section 8.23 hereof.

          "Borrowing Base Certificate" means the certificate in the form of Exhibit E hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent and the Lenders pursuant to Sections 7.2 and 8.5 hereof.

          "Borrowing Base Deficiency" means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

          "Business Day" means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

          "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

          "Capitalized Lease Obligation" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

          "Cash" means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

          "Cash Equivalents" means investments (other than Cash) that are one or more of the following obligations: (a) U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody's; (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker's acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Administrative Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody's; and (d) fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an

  Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody's, provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or "IOs"); (ii) if any of Moody's or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody's or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Borrower and its Subsidiaries in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

          "Change of Control" means any of (a) the acquisition by any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 35% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any "Change of Control" (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness of the Borrower or any Subsidiary aggregating $1,000,000 or more shall occur.

          "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

          "Collateral" means all "Collateral" as defined in the Guarantee and Security Agreement, together with all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

          "Collateral Account" is defined in Section 9.4 hereof.

          "Collateral Documents" means the Guarantee and Security Agreement together with all security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof.

          "Commitments" means the Revolving Credit Commitments.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

          "Covered Debt Amount" means, on any date, the aggregate principal balance of all Loans and L/C Obligations on such date minus the L/C Obligations fully cash collateralized on such date pursuant to Section 9.4.

          "Credit Event" means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

          "Credit Parties" means the Borrower and the Guarantors.

          "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

          "Designated Disbursement Account" means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower's Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

          "EBIT" means, with reference to any period, Net Income of the Borrower and its Subsidiaries determined on a consolidated basis is accordance with GAAP for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, and (b) federal, state, and local income taxes for such period.

          "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any Guarantor or any of the Borrower's or such Guarantor's Affiliates or Subsidiaries.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

          "Eurodollar Loan" means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

          "Eurodollar Reserve Percentage" is defined in Section 1.3(b) hereof.

          "Event of Default" means any event or condition identified as such in Section 9.1 hereof.

          "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

          "Financing Subsidiary" means a direct or indirect Subsidiary of the Borrower to which any Credit Party sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase or financing of such assets and which is designated by the Borrower (as provided below) as a Financing Subsidiary, provided that:

            (a)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Credit Party (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Credit Party in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Credit Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

            (b)   with which no Credit Party has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Credit Party than those that might be obtained at the time from Persons that are not Affiliates of any Credit Party, other than fees payable in the ordinary course of business in connection with servicing receivables, and

            (c)   to which no Credit Party has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

  Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that such designation complied with the foregoing conditions. Each Subsidiary of a Financing Subsidiary shall be deemed to be a Financing Subsidiary and shall comply with the foregoing requirements of this definition.

          "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "Funds Transfer and Deposit Account Liability" means the liability of any Credit Party owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of any Credit Party now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to any Credit Party by any of such Lenders or their Affiliates.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Guarantor" and "Guarantors" each is defined in Section 4.1 hereof.

          "Guarantee and Security Agreement" means that certain Guarantee and Security Agreement dated the date of this Agreement among the Credit Parties and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest, currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest, currency or commodity hedging arrangement.

          "Hedging Liability" means the liability of any Credit Party to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedging Arrangement, as such Credit Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Independent" when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

          "Industry Classification Group" means (a) any classification groups as from time to time in effect and established by Moody's and provided by the Borrower to the Lenders, and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 8.22.

          "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "Interest Payment Date" means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter) and on the maturity date, and (c) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender's Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

          "Interest Period" means the period commencing on the date a Borrowing of Eurodollar Loans or Swing Loans (bearing interest at the Swing Line Lender's Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Eurodollar Loans, 1, 2, 3, or 6 months thereafter and (b) in the case of Swing Loans bearing interest at the Swing Line Lender's Quoted

  Rate, on the date 1 to 5 Business Days thereafter as mutually agreed by the Borrower and the Swing Line Lender, provided, however, that:

              (i)  no Interest Period shall extend beyond the final maturity date of the relevant Loans;

             (ii)  whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

            (iii)  for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

          "Investment" means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

          "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time.

          "Investment Policies" means the investment objectives, policies, restrictions and limitations set forth in the "BUSINESS" section of its Registration Statement, provide that at all times Investments made by the Borrower and its Subsidiaries are made to U.S. or Canadian Companies.

          "L/C Issuer" means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.2(h) hereof.

          "L/C Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

          "L/C Sublimit" means $4,000,000, as reduced pursuant to the terms hereof.

          "Legal Requirement" means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

          "Lenders" means and includes BMO Capital Markets Financing, Inc., and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

          "Lending Office" is defined in Section 10.4 hereof.

          "Letter of Credit" is defined in Section 1.2(a) hereof.

          "LIBOR" is defined in Section 1.3(b) hereof.

          "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

          "Loan" means any Swing Loan or Revolving Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a "type" of Loan hereunder.

          "Loan Documents" means this Agreement, the Notes (if any), the Applications, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

          "Margin Stock" means "margin stock" within the meaning of any of Regulations T, U and X.

          "Material Adverse Effect" means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

          "Moody's" means Moody's Investors Service, Inc.

          "Net Income" means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

          "Note" and "Notes" each is defined in Section 1.10 hereof.

          "Obligations" means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

          "Other Permitted Indebtedness" means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower's business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower's business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower' s Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Section 9.1(g) hereof.

          "Participating Interest" is defined in Section 1.2(e) hereof.

          "Participating Lender" is defined in Section 1.2(e) hereof.

          "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

          "Percentage" means, for any Lender, its Revolver Percentage.

          "Permitted Liens" means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen's, mechanics', carriers', workmens', storage and repairmen's Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers' compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Section 9.1(g) hereof; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and (i) Liens securing Indebtedness relating to the acquisition or financing of specific equipment and fixtures to the extent such Indebtedness is permitted by Section 8.7(h), provided that (A) each such Lien is given solely to secure the purchase price of such Property, does not extend to any other Property and is given at the time of acquisition of the Property, and (B) the Indebtedness secured thereby does not exceed the lesser of the cost of such Property or its fair market value at the time of acquisition.

          "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

          "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

          "Portfolio Investment" means any Investment held by the Credit Parties in their asset portfolio (and solely for purposes of determining the Borrowing Base, Cash).

          "Property" means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

          "Registration Statement" means the Registration Statement filed by the Borrower with the Securities and Exchange Commission on October 16, 2007, as amended December 10, 2007.

          "Regulations D, T, U and X" means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

          "Reimbursement Obligation" is defined in Section 1.2(c) hereof.

          "Required Lenders" means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any of its Subsidiaries. For clarity, any management fees, administrative fees, license fees, or other advisory fees or reimbursement for costs and expenses due pursuant to the Affiliate Agreements are not Restricted Payments hereunder.

          "Revolver Percentage" means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

          "Revolving Credit" means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.1, 1.2 and 1.6 hereof.

          "Revolving Credit Commitment" means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $50,000,000 on the date hereof.

          "Revolving Credit Termination Date" means January 13, 2009, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

          "Revolving Loan" is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a "type" of Revolving Loan hereunder.

          "Revolving Note" is defined in Section 1.10 hereof.

          "RIC" means a person qualifying for treatment as a "regulated investment company" under the Code.

          "S&P" means Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

          "Secured Obligations" means the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability (including all interest, costs, fees, and charges after the entry of an order for relief against any Credit Party in a case under Title 11 of the United States Bankruptcy Code or any similar bankruptcy or insolvency statue applicable to it (a "Bankruptcy Case"), whether or not such interest, costs, fees and charges would be an allowed claim against such Credit Party in such Bankruptcy Case), in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

          "Shareholders' Equity" means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.

          "Standard Securitization Undertakings" means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectibility of the assets sold or the creditworthiness of the associated account debtors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations.

          "Subsidiary" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Anything herein to the contrary notwithstanding, the term "Subsidiary" shall not include any Person that constitutes an Investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise expressly noted herein, the term "Subsidiary" means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

          "Swing Line" means the credit facility for making one or more Swing Loans described in Section 1.6 hereof.

          "Swing Line Lender" means BMO Capital Markets Financing, Inc., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 12.12 hereof.

          "Swing Line Lender's Quoted Rate" is defined in Section 1.6(c) hereof.

          "Swing Line Sublimit" means $10,000,000, as reduced pursuant to the terms hereof.

          "Swing Loan" and "Swing Loans" each is defined in Section 1.6 hereof.

          "Swing Note" is defined in Section 1.10 hereof.

          "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

          "Unsecured Longer-Term Indebtedness" means any Indebtedness of the Borrower (which may be Guaranteed by Subsidiary Guarantors) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Revolving Credit Termination Date, (b) is incurred pursuant to documentation containing other terms (including interest, amortization, covenants and events of default) that are no more restrictive in any material respect upon the Borrower and its Subsidiaries than those set forth in this Agreement, and (c) is not secured by any assets of any Credit Party.

          "Unused Revolving Credit Commitments" means, at any time, the difference between the Revolving Credit Commitments then in effect (taking into account any reductions pursuant to Section 1.12 hereof) and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

          "U.S. Government Securities" means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

          "U.S. Dollars" and "$" each means the lawful currency of the United States of America.

          "Value" has the meaning assigned to such term in Section 8.23.

          "Voting Stock" of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

          "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

          "Wholly-owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

        Section 5.2.    Interpretation.    The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

        Section 5.3.    Change in Accounting Principles.    If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.    REPRESENTATIONS AND WARRANTIES.

        The Borrower represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

        Section 6.1.    Organization and Qualification.    The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

        Section 6.2.    Subsidiaries.    Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

        Section 6.3.    Authority and Validity of Obligations.    The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by a Credit Party have been duly authorized, executed, and delivered by such Credit Party and constitute valid and binding obligations of such Credit Party enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Credit Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Credit Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of such Credit Party, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting such Credit Party or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of such Credit Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

        Section 6.4.    Use of Proceeds; Margin Stock.    The Borrower shall use the proceeds of the Revolving Credit only for its general corporate purposes in the ordinary course of business as are consistent with all applicable laws, including the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of leveraged loans, senior loans, junior lien loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Portfolio Investments (provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds) but specifically not including the funding or carrying of Margin Stock. No part of the proceeds of any extension of credit hereunder will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Credit Parties only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock, or with the proceeds of equity capital of the Borrower. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock. Margin Stock constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

        Section 6.5.    Financial Reports.    The consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2007, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Grant Thornton LLP, independent public accountants, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

        Section 6.6.    No Material Adverse Change.    Since September 30, 2007 (or, if later, the date of the most recent financial statements of the Borrower delivered under Section 8.5 hereof), there has been no change in the business, Portfolio Investments and other assets, liabilities, condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

        Section 6.7.    Full Disclosure.    The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

        Section 6.8.    Trademarks, Franchises, and Licenses.    The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

        Section 6.9.    Governmental Authority and Licensing.    The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

        Section 6.10.    Good Title.    The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof. Set forth on Schedule 6.10(a) hereof is a complete and correct list of all Investments (other than Investments of the types referred to in subsections (b), (c) and (d) of Section 8.9) held by the Borrower or any of its Subsidiaries in any Person on the Closing Date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed therein, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Collateral Documents), all such Investments. Schedule 6.10(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Closing Date covering any Property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described therein.

        Section 6.11.    Litigation and Other Controversies.    There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 6.12.    Taxes.    All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

        Section 6.13.    Approvals.    No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any other Credit Party of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

        Section 6.14.    Affiliate Transactions.    Other than the Affiliate Agreements, neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other. The Borrower has heretofore delivered to each of the Lenders true and complete copies of each of the Affiliate Agreements (including and schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder) in effect on the Closing Date, each of which is in full force and effect.

        Section 6.15.    Investment Company. (a) Status as Business Development Company.    The Borrower is an "investment company" that has elected to be regulated as a "business development company" within the meaning of the Investment Company Act and treated as a RIC under the Code.

        (b)    Compliance with Investment Company Act.    The business and other activities of the Borrower and its Subsidiaries, including the transactions contemplated by the Loan Documents, do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

        (c)    Investment Policies.    The Borrower is in compliance in all material respects with the Investment Policies, and, except as expressly permitted by Section 8.16 below, there have been no material changes or modifications in the Investment Policies.

        Section 6.16.    ERISA.    The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

        Section 6.17.    Compliance with Laws.    The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 6.18.    Solvency.    The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

        Section 6.19.    No Broker Fees.    No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys' fees) arising in connection with any such claim, demand, or liability.

        Section 6.20.    Material Agreements.    Schedule 6.20 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the Closing Date, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement is correctly described therein.

        Section 6.21.    Other Agreements.    Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

        Section 6.22.    No Default.    No Default or Event of Default has occurred and is continuing.

SECTION 7.    CONDITIONS PRECEDENT.

        Section 7.1.    All Credit Events.    At the time of each Credit Event hereunder:

          (a)   each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

          (b)   no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

          (c)   after giving effect to such extension of credit, (i) the aggregate principal amount of all Revolving Loans, Swing Loans, and L/C Obligations outstanding under this Agreement shall not exceed the Revolving Credit Commitments and (ii) no Borrowing Base Deficiency shall exist;

          (d)   in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

          (e)   such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

        Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

        Section 7.2.    Initial Credit Event.    Before or concurrently with the initial Credit Event:

          (a)   the Administrative Agent shall have received this Agreement duly executed by the Borrower and the Lenders;

          (b)   if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender's duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

          (c)   the Administrative Agent shall have received the Guarantee and Security Agreement duly executed by the Borrower, together with UCC financing statements to be filed against the Borrower, as debtor, in favor of the Administrative Agent, as secured party;

          (d)   the Administrative Agent shall have received copies of the Borrower's articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

          (e)   the Administrative Agent shall have received copies of resolutions of the Borrower's Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Credit Party's behalf, all certified in each instance by its Secretary or Assistant Secretary;

          (f)    the Administrative Agent shall have received copies of the certificates of good standing for the Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

          (g)   the Administrative Agent shall have received a list of the Borrower's Authorized Representatives;

          (h)   the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

          (i)    the Administrative Agent shall have received duly completed Borrowing Base Certificate containing calculations of the Borrowing Base as of the Closing Date;

          (j)    the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

          (k)   the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Borrower setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

          (l)    the Administrative Agent shall have received the favorable written opinion of counsel to each Credit Party, in form and substance satisfactory to the Administrative Agent; and

          (m)  the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8.    COVENANTS.

        The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 12.13 hereof:

        Section 8.1.    Maintenance of Business.    The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10 hereof. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

        Section 8.2.    Maintenance of Properties.    The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

        Section 8.3.    Taxes and Assessments.    The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

        Section 8.4.    Insurance.    The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

        Section 8.5.    Financial Reports.    The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent, the Lenders, and L/C Issuer:

          (a)   as soon as available, and in any event no later than twenty (20) days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

          (b)   as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of each fiscal year of the Borrower (sixty (60) days in the case of the fiscal quarter ending December 31, 2007), a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form (beginning June 30, 2008) the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

          (c)   as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of each fiscal year of the Borrower (sixty (60) days in the case of the fiscal quarter ending December 31, 2007), copies of the valuation and appraisal reports and reviews required to be made or obtained pursuant to Section 8.22 hereof, certified to as true and correct copies of the same by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

          (d)   as soon as available, and in any event no later than ninety (90) days after the last day each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Grant Thornton LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (e)   promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower's or any Subsidiary's operations and financial affairs given to it by its independent public accountants;

          (f)    promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

          (g)   promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

          (h)   as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's consolidated and consolidating business plan for the then current fiscal year, such business plan to show the Borrower's projected consolidated and consolidating revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

          (i)    notice of any Change of Control;

          (j)    promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) any Borrowing Base Deficiency, and (iii) the occurrence of any Default or Event of Default hereunder; and

          (k)   with each of the financial statements delivered pursuant to subsections (b) and (d) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer's knowledge and belief the financial statements concurrently being delivered to the Lenders are consistent with the financial statements filed by the Borrower with the Securities and Exchange Commission and that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.25 hereof.

        Section 8.6.    Inspection.    The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent, such Lenders, and L/C Issuer the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or L/C Issuer may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.

        Section 8.7.    Borrowings and Guarantees.    The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another; provided, however, that the foregoing shall not restrict nor operate to prevent:

          (a)   the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

          (b)   endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

          (c)   repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

          (d)   obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

          (e)   Indebtedness of Financing Subsidiaries;

          (f)    obligations in respect of Standard Securitization Undertakings;

          (g)   Unsecured Longer-Term Indebtedness so long as (i) no Default or Event of Default exists at the time of, or after giving effect to, the incurrence thereof, and (ii) the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 8.24(b) hereof (Asset Coverage Ratio);

          (h)   Indebtedness consisting of purchase money indebtedness or Capitalized Lease Obligations incurred in the ordinary course of business to finance equipment and fixtures; provided that (i) such Indebtedness does not exceed $1,000,000 in the aggregate at any time outstanding and (ii) the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 8.24(b) hereof; and

          (i)    Other Permitted Indebtedness.

        Section 8.8.    Liens.    The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a)   Permitted Liens;

          (b)   Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents; and

          (c)   Liens on the assets of a Financing Subsidiary securing obligations of such Financing Subsidiary.

        Section 8.9.    Investments and Acquisitions.    The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any Investments in or to any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a)   Investments in Cash Equivalents;

          (b)   Investments by the Borrower and the Guarantors in the Borrower and the other Guarantors;

          (c)   Hedging Agreements entered into in the ordinary course of the Borrower's financial planning and not for speculative purposes;

          (d)   Investments in Financing Subsidiaries in the ordinary course of business;

          (e)   Portfolio Investments by the Borrower and its Subsidiaries to the extent such Portfolio Investments are permitted under the Investment Company Act and the Borrower's Investment Policies; and

          (f)    other Investments in addition to those otherwise permitted by this Section in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding.

In determining the amount of Investments permitted under this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (x) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (y) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; and the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

        Section 8.10.    Mergers, Consolidations, Amalgamations, and Sales of Assets.    The Borrower shall not, nor shall it permit any of its Subsidiaries (other than Financing Subsidiaries) to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower shall not, nor shall it permit any of its Subsidiaries (other than Financing Subsidiaries) to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower shall not, nor shall it permit any of its Subsidiaries (other than Financing Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets (other than Portfolio Investments) sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) and (y) subject to the provisions of subsections (d) and (e) below, Portfolio Investments. Notwithstanding the foregoing provisions of this Section:

          (a)   any Subsidiary Guarantor of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;

          (b)   any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Credit Party which is a Wholly-owned Subsidiary of the Borrower;

          (c)   the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any other Credit Party which is a Wholly-owned Subsidiary of the Borrower;

          (d)   the Credit Parties may sell, transfer or otherwise dispose of Portfolio Investments to third parties (other than Financing Subsidiaries) so long as (i) no Default or Event of Default then exists or would arise after giving effect thereto, (ii) the net cash proceeds of such disposition are applied to reduce the Obligations, and (iii) after giving effect to such disposition the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers to the Administrative Agent a certificate from its chief financial officer (or such other officer of the Borrower acceptable to the Administrative Agent) to such effect;

          (e)   the Credit Parties may sell Portfolio Investments to one or more Financing Subsidiaries so long as (i) no Default or Event of Default then exists or would arise after giving effect thereto, (ii) the net cash proceeds of such disposition are applied to reduce the Obligations, (iii) after giving effect to such disposition the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers to the Administrative Agent a certificate from its chief financial officer (or such other officer of the Borrower acceptable to the Administrative Agent) to such effect, and (iv) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such disposition is not diminished as a result of such disposition or (y) immediately after giving effect to such disposition the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount; and

          (f)    the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $1,000,000 in any fiscal year.

        So long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, upon the written request of the Borrower, the Administrative Agent shall release its Lien on any Property sold pursuant to the foregoing provisions.

        Section 8.11.    Maintenance of Subsidiaries.    The Borrower shall, and shall cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly owned Subsidiary except as provided in subsection (a) below. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Section 8.10(a) above.

        Section 8.12.    Dividends and Certain Other Restricted Payments.    The Borrower shall not, nor shall it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided, however, that the foregoing shall not operate to prevent:

          (a)   dividends with respect to the capital stock of the Borrower payable solely in additional shares of the Borrower's common stock;

          (b)   dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower's common stock) in any taxable year of the Borrower in amounts not to exceed the amount that is estimated in good faith by the Borrower to be required to (i) reduce to zero for such taxable year or for the previous taxable year, its investment company taxable income (within the meaning of Section 852(b)(2) of the Code) and reduce to zero the tax imposed by Section 852(b)(3) of the Code, and (ii) avoid federal excise taxes for such taxable year imposed by Section 4982 of the Code;

          (c)   dividends and distributions in each case in cash or other property (excluding for this purpose the Borrower's common stock) in addition to the dividends and distributions permitted under the foregoing subsections (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto: (i) no Default or E vent of Default exists or shall arise after giving effect to such payment; and (ii) the aggregate amount of Restricted Payments made during any taxable year of the Borrower after the date hereof under this subsection (c) shall not exceed the sum of (x) an amount equal to 10% of the taxable income of the Borrower for such taxable year determined under Section 852(b)(2) of the Code, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year pursuant to the foregoing subsection (b) (whether in respect of such taxable year or the previous taxable year) based upon the Borrower's estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing subsection (b) for such taxable year;

          (d)   other Restricted Payments paid no more frequently than quarter-annually so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base and (y) no Default or Event of Default exists or shall arise after giving effect to such payment and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with clause (x) above after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the fair market value of Portfolio Investments for which market quotations are readily available shall be the most recent quotation available for such Portfolio Investment and (B) the fair market value of Portfolio Investments for which market quotations are not readily available shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 8.5(a); provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this subclause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment; and

          (e)   Restricted Payments by any Subsidiary of the Borrower to the Borrower or to any other Credit Party.

        Section 8.13.    ERISA.    The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

        Section 8.14.    Compliance with Laws.    The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. Without limiting the generality of the foregoing, the Borrower shall, and shall cause its Subsidiaries to, conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

        Section 8.15.    RIC and BDC.    The Borrower shall at all times maintain its status as a RIC under the Code, and as a "business development company" under the Investment Company Act.

        Section 8.16.    Investment Policies.    The Borrower shall at all times be in compliance in all material respects with its Investment Policies; provided that it shall not be deemed a material change in the Investment Policies if (a) investment size (which as of the Closing Date is to normally range from between $5,000,000 and $50,000,000) proportionately increases as the size of the Borrower's capital base changes, (b) to the extent permitted by applicable law and consistent with this Agreement, Portfolio Investments are expanded to include sale-leaseback transactions, or (c) such changes or amendments are required to comply with the provisions of applicable law, including the Investment Company Act.

        Section 8.17.    Burdensome Contracts With Affiliates.    Except as otherwise set forth for in the Affiliate Agreements as in effect on the date hereof, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

        Section 8.18.    No Changes in Fiscal Year.    The fiscal year of the Borrower and its Subsidiaries ends on September 30th of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

        Section 8.19.    Formation of Subsidiaries.    Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

        Section 8.20.    Change in the Nature of Business.    Except as permitted pursuant to Section 8.16 hereof, the Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

        Section 8.21.    Use of Proceeds.    The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

        Section 8.22.    Portfolio Valuation and Diversification Etc..    (a) Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment to an Industry Classification Group. To the extent that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group established by Moody's, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment.

        (b)    Portfolio Valuation Etc.

          (i)    Settlement Date Basis.    For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

          (ii)    Determination of Values.    The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investment as follows:

            (A)  Quoted Investments External Review.    With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available, the Borrower shall, not less frequently than once each calendar week, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

              (w)  in the case of public and 144A securities, the average of the mean prices as determined by two Approved Dealers selected by the Borrower,

              (x)   in the case of bank loans, the mean price as determined by one Approved Dealer selected by the Borrower,

              (y)   in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

              (z)   in the case of any other Portfolio Investment, the fair market value thereof as determined by an Approved Pricing Service.

            (B)  Unquoted Investments External Review.    With respect to Portfolio Investments for which market quotations are not readily available, the Borrower shall request an Approved Third-Party Appraiser to assist the Board of Directors of the Borrower in determining the fair market value of such Portfolio Investments, as at the last day of each fiscal quarter, provided that

              (x)   the Value of any such Portfolio Investment (i.e., a Portfolio Investment for which market quotations are not readily available) acquired during a fiscal quarter shall be deemed to be equal to the cost of such Portfolio Investment until such time as the fair market value of such Portfolio Investment is determined in accordance with the foregoing provisions of this subsection (B) as at the last day of such fiscal quarter, and

              (y)   notwithstanding the foregoing, the Board of Directors of the Borrower may, without the assistance of an Approved Third-Party Appraiser, determine the fair market value of Portfolio Investments so long as the aggregate Value thereof so determined does not at any time exceed 10% of the gross Value of all Portfolio Investments (determined exclusive of Portfolio Investments excluded from the Borrowing Base pursuant to Section 8.23(d) or Section 8.23(e)), except that the fair market value of any Portfolio Investment that has been determined without the assistance of an Approved Third-Party Appraiser as at the last day of any fiscal quarter shall be deemed to be zero as at the last day of the immediately succeeding fiscal quarter (but effective upon the date upon which the Borrowing Base Certificate for such last day is required to be delivered hereunder) if an Approved Third-Party Appraiser has not assisted the Board of Directors of the Borrower in determining the fair market value of such Portfolio Investments, as at such date.

            (C)  Internal Review.    The Borrower shall conduct internal reviews of all Portfolio Investments at least once each calendar month which shall take into account any events of which the Borrower has knowledge that adversely affect the value of the Portfolio Investments. If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 8.22 (b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 8.22 (b)(ii)(A) and (B), such lower value shall be deemed to be the "Value" of such Portfolio Investment for purposes hereof; provided that the Value of any Portfolio Investment of the Borrower and its Subsidiaries shall be increased by the net unrealized gain as at the date such Value is determined of any Hedging Agreement entered into to hedge risks associated with such Portfolio Investment and reduced by the net unrealized loss as at such date of any such Hedging Agreement (such net unrealized gain or net unrealized loss, on any date, to be equal to the aggregate amount receivable or payable under the related Hedging Agreement if the same were terminated on such date).

            (D)  Failure to Determine Values.    If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing subsections (A), (B) or (C), then the "Value" of such Portfolio Investment as at such date shall be deemed to be zero. It being acknowledged and agreed that so long as no Loans or Letters of Credit are outstanding hereunder, the Borrower shall not be required to conduct reviews of the value of its Portfolio Investments pursuant to the requirements of this Section 8.22(b)(ii), provided that updated current valuations in accordance with the requirements of this Section 8.22(b)(ii) shall be required as a condition to any credit being made available hereunder and shall also be required so long as any credit remains outstanding.

        (c)    Investment Company Diversification Requirements.    The Borrower will, and will cause its Subsidiaries (other than Financing Subsidiaries that are exempt from the Investment Company Act) at all times to (i) comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies and (ii) subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RIC's. It is hereby mutually acknowledged that the valuation and diversification requirements of this section are for the benefit of the Administrative Agent and the Lenders in connection with, among other things, determination of the Borrowing Base and nothing contain herein shall modify the Borrower's requirements at law or otherwise be deemed the valuation of the Borrower's assets for the purposes of the Investment Company Act or any public reporting requirements (for example, an asset may have a value of zero dollars ($0.00) for the purposes of this Section 8.22 and this Agreement, but may have a different value for the purposes of the Borrower's valuation required by law).

        Section 8.23.    Calculation of Borrowing Base.    For purposes of this Agreement, the "Borrowing Base" shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment (excluding any cash held by the Administrative Agent pursuant to Section 9.4), provided that:

        (a)   The Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in a consolidated group of corporations or other entities (collectively, a "Consolidated Group"), in accordance with GAAP, that exceeds 10% of Shareholders' Equity of the Borrower (which, for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 50% of the Advance Rate otherwise applicable;

        (b)   The Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities, exceeding 20% of Shareholders' Equity of the Borrower (which, for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%;

        (c)   The Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 20% of Shareholders' Equity of the Borrower (which for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%;

        (d)   No Portfolio Investment may be included in the Borrowing Base if the obligor or issuer thereof, or any guarantor of the obligations relating thereto, is an Affiliate of the Borrower or any of its Subsidiaries or a director, officer, employee, or family member of the Borrower or any such Subsidiary or Affiliate; and

        (e)   No Portfolio Investment may be included in the Borrowing Base unless the Administrative Agent maintains a first priority, perfected Lien on such Portfolio Investment and, at all times on and after the 30th day after the Closing Date, such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Administrative Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein.

        As used herein, the following terms have the following meanings:

          "Advance Rate" means, as to any Portfolio Investment and subject to adjustment as provided in Section 8.23(a), (b) and (c), the following percentages with respect to such Portfolio Investment:

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.
Performing First Lien Bank Loans	50%	50%
Performing Second Lien Bank Loans	35%	35%
Performing Cash Pay High Yield Securities	30%	30%
Performing Cash Pay Mezzanine Investments	25%	25%

          "Bank Loans" means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a syndicated loan or credit facility.

          "Capital Stock" of any Person means any and all shares of corporate stock (however designated) of and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

          "Cash" has the meaning assigned to such term in Section 5.1 hereof.

          "Cash Equivalents" has the meaning assigned to such term in Section 1.01 hereof.

          "First Lien Bank Loan" means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

          "High Yield Securities" means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

          "Long-Term U.S. Government Securities" means U.S. Government Securities maturing more than one year from the applicable date of determination.

          "Mezzanine Investments" means debt Securities (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents, and (e) contractually subordinated in right of payment to other debt of the same issuer.

          "Performing" means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof after the expiration of any applicable grace period, and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

          "Performing Cash Pay High Yield Securities" means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and "pay-in-kind" interest) for the current monthly, quarterly, semiannual or annual period (as applicable) is payable in cash and (b) which are Performing.

          "Performing Cash Pay Mezzanine Investments" means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and "pay-in-kind" interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

          "Performing First Lien Bank Loans" means First Lien Bank Loans which are Performing.

          "Performing Second Lien Bank Loans" means Second Lien Bank Loans which are Performing.

          "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.

          "Second Lien Bank Loan" means a Bank Loan that is entitled to the benefit of a junior lien and junior priority perfected security interest on a substantial portion of the assets of the respective Borrower and guarantors obligated in respect thereof.

          "Securities" means common and preferred stock, units and participations. Member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Short-Term U.S. Government Securities" means U.S. Government Securities maturing within one year of the applicable date of determination.

          "U.S. Government Securities" has the meaning assigned to such term in Section 5.1 hereof.

          "Value" means, with respect to any Portfolio Investment, the lower of the most recent internal market value as determined pursuant to Section 8.22(b)(ii)(C) and the most recent external market value as determined pursuant to Section 8.22(b)(ii)(A) and (B).

        Section 8.24.    No Restrictions.    Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary's capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary or (e) guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

        Section 8.25.    Financial Covenants.    (a) Minimum Shareholders' Equity. The Borrower will not permit Shareholders' Equity at any time to be less than $155,000,000.

        (b)    Asset Coverage Ratio.    The Borrower will not permit the Asset Coverage Ratio to be less than 3.5 to 1 at any time.

        (c)    Liquidity Test.    The Borrower will not permit the aggregate Value of the Portfolio Investments that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price to be less than 10% of the Covered Debt Amount during any period when the Adjusted Covered Debt Balance is greater than 90% of the Adjusted Borrowing Base.

        (d)    Interest Coverage Ratio.    As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (i) EBIT for the four fiscal quarters of the Borrower then ended, to (ii) Interest Expense for the same four fiscal quarters then ended of not less than 1.10 to 1.0.

        Section 8.26.    Post Closing    The Borrower shall cause to be executed and delivered to the Administrative Agent within thirty (30) days after the Closing Date (a) a Custody and Securities Account Control Agreement duly executed and delivered by the Credit Parties, the Administrative Agent, and the Custodian (as such term is defined in the Guarantee and Security Agreement), which Custody and Securities Account Control Agreement shall be in form and substance acceptable to the Administrative Agent and (b) deposit account, securities account, and commodity account control agreements relating to the existing Collateral, which shall be in form and substance acceptable to the Administrative Agent.

SECTION 9.    EVENTS OF DEFAULT AND REMEDIES.

        Section 9.1.    Events of Default.    Any one or more of the following shall constitute an "Event of Default" hereunder:

          (a)   default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of 5 Business Days in the payment when due of any fee or other Obligation payable hereunder or under any other Loan Document;

          (b)   (i) default in the observance or performance of any covenant set forth in Sections 8.5, 8.7, 8.8, 8.9, 8.10, 8.12, 8.17, 8.18, 8.19, 8.21, 8.23 (after giving effect to Section 1.8(b)(i) hereof), 8.24, 8.25, or 8.26 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or (ii) default for a period of 15 days in the observance or performance of any covenant set forth in Sections 8.15, 8.16, or 8.22 hereof;

          (c)   default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

          (d)   any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

          (e)   any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

          (f)    default shall occur under any Indebtedness issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $1,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

          (g)   any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

          (h)   the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or

  any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

          (i)    any Change of Control shall occur;

          (j)    the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

          (k)   a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

        Section 9.2.    Non-Bankruptcy Defaults.    When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

        Section 9.3.    Bankruptcy Defaults.    When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

        Section 9.4.    Collateral for Undrawn Letters of Credit.    (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid (not to exceed 105% of the L/C Obligations then outstanding), to be held by the Administrative Agent as provided in subsection (b) below.

        (b)   All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "Collateral Account") as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Secured Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.8(b) hereof, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Secured Obligations remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

        Section 9.5.    Notice of Default.    The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10.    CHANGE IN CIRCUMSTANCES.

        Section 10.1.    Change of Law.    Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender's obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected

Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

        Section 10.2.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.    If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

          (a)   the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

          (b)   the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

        Section 10.3.    Increased Cost and Reduced Return.    (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i)    shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender's or the L/C Issuer's principal executive office or Lending Office is located); or

          (ii)   shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

        (b)   If, after the date hereof, any Lender, the L/C Issuer or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender's or L/C Issuer or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or L/C Issuer's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction.

        (c)   A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined, absent manifest error. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

        Section 10.4.    Lending Offices.    Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

        Section 10.5.    Discretion of Lender as to Manner of Funding.    Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan's Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.    THE ADMINISTRATIVE AGENT.

        Section 11.1.    Appointment and Authorization of Administrative Agent.    Each Lender and the L/C Issuer hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and

L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

        Section 11.2.    Administrative Agent and its Affiliates.    The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term "Lender" as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its as a Lender (if applicable).

        Section 11.3.    Action by Administrative Agent.    If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

        Section 11.4.    Consultation with Experts.    The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        Section 11.5.    Liability of Administrative Agent; Credit Decision.    Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

        Section 11.6.    Indemnity.    The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

        Section 11.7.    Resignation of Administrative Agent and Successor Administrative Agent.    The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor

Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the Administrative Agent's rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

        Section 11.8.    L/C Issuer and Swing Line Lender.    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term "Administrative Agent", as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

        Section 11.9.    Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.    By virtue of a Lender's execution of this Agreement or an assignment agreement pursuant to Section 12.12 hereof, as the case may be, any Affiliate of such Lender with whom any Credit Party has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate's right to share in payments and collections out of the Collateral and the guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the guaranties and the Administrative Agent's Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of guaranties and Liens.

        Section 11.10.    Designation of Additional Agents.    The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as "syndication agents," "documentation agents," "book runners," "lead arrangers," "arrangers" or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

        Section 11.11.    Authorization to Release or Subordinate or Limit Liens.    The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 12.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such Indebtedness is permitted by Sections 8.7(h) hereof, and (c) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Hedging Liability and Funds Transfer and Deposit Account Liability.

        Section 11.12.    Authorization to Enter into, and Enforcement of, the Collateral Documents.    The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

SECTION 12.    MISCELLANEOUS.

        Section 12.1.    Withholding Taxes.    (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent, the L/C Issuer, or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

        (b)    U.S. Withholding Tax Exemptions.    Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c)

of the Code with respect to payments of "portfolio interest", a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

        (c)    Inability of Lender to Submit Forms.    If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower and Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

        Section 12.2.    No Waiver, Cumulative Remedies.    No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

        Section 12.3.    Non-Business Days.    If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

        Section 12.4.    Documentary Taxes.    The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

        Section 12.5.    Survival of Representations.    All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

        Section 12.6.    Survival of Indemnities.    All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

        Section 12.7.    Sharing of Set-Off.    Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

        Section 12.8.    Notices.    Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, the Administrative Agent, or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower (or any Guarantor):	to the Administrative Agent and L/C Issuer:
Fifth Street Finance Corp. 445 Hamilton Avenue, 12th Floor White Plains, New York 10601 Attention: Leonard Tannenbaum Telephone: (914) 286-6800 Telecopy: (914) 328-4214	Bank of Montreal 111 West Monroe Street Chicago, Illinois 60603 Attention: Catherine Grycz Telephone: (312) 461-7875 Telecopy: (312) 765-8382

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

        Section 12.9.    Counterparts.    This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        Section 12.10.    Successors and Assigns.    This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

        Section 12.11.    Participants.    Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

        Section 12.12.    Assignments.    (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

          (i)    Minimum Amounts.    (A) In the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if "Effective Date" is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

          (ii)    Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

          (iii)    Required Consents.    No consent shall be required for any assignment except to the extent required by Section 12.12(a)(i)(B) and, in addition:

            (a)   the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

            (b)   the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

            (c)   the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

            (d)   the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

          (iv)    Assignment and Acceptance.    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v)    No Assignment to Borrower or Parent.    No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

          (vi)    No Assignment to Natural Persons.    No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.6 and 12.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11 hereof.

        (b)    Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (c)   Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

        (d)   Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender's consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.6 hereof.

        Section 12.13.    Amendments.    Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:

          (i)    no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder, or (C) alter the pro rata sharing of payments and collections provided for in Sections 3.1 and 12.7 hereof without the consent of the affected Lender; and

          (ii)   no amendment or waiver pursuant to this Section 12.13 shall, unless signed by Lender whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute 66 2/3% or more of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders, amend the definition of Advance Rate, Borrowing Base or limits on the Portfolio Investments contained therein so as to make more credit available hereunder; and

          (iii)  no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, change the provisions of this Section 12.13, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

        Section 12.14.    Headings.    Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

        Section 12.15.    Costs and Expenses; Indemnification.    (a) The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, and administration (excluding internal overhead costs of the Administrative Agent) of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents (not to exceed $75,000 plus out-of-pocket costs and expenses of attorneys' fees of the Administrative Agent in connection with the Loan Documents delivered on the Closing Date), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic collateral filing fees and lien searches; provided that, absent a Default or Event of Default, the Borrower shall only be required to reimburse the Administrative for lien searches once per calendar year. For clarity, the Borrower shall not be responsible for any costs incurred by any Lender in connection with its assignment or participation of rights under the Loan Documents (except as otherwise provided for in Section 1.13 hereof). The Borrower agrees to pay to the Administrative Agent, the L/C Issuer, and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable attorneys' fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an "Indemnitee") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent, the L/C Issuer, or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer, or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

        (b)   The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

        Section 12.16.    Set-off.    In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

        Section 12.17.    Entire Agreement.    The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

        Section 12.18.    Governing Law.    This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

        Section 12.19.    Severability of Provisions.    Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

        Section 12.20.    Excess Interest.    Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document ("Excess Interest"). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower's Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower's Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower's Obligations had the rate of interest not been limited to the Maximum Rate during such period.

        Section 12.21.    Construction.    The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

        Section 12.22.    Lender's and L/C Issuer's Obligations Several.    The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

        Section 12.23.    Submission to Jurisdiction; Waiver of Jury Trial.    The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

        Section 12.24.    USA Patriot Act.    Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.

        Section 12.25.    Confidentiality.    Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, "Information" means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

        This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

"BORROWER"
FIFTH STREET FINANCE CORP.
By	/s/ BERNANRD D. BERMAN Name Bernard D. Berman Title Executive Vice President
"ADMINISTRATIVE AGENT AND L/C ISSUER"
BANK OF MONTREAL, as L/C Issuer and as Administrative Agent
By	/s/ SCOTT M. FERRIS Name Scott M. Ferris Title Managing Director
"LENDERS"
BMO CAPITAL MARKETS FINANCING, INC.
By	/s/ SCOTT M. FERRIS Name Scott M. Ferris Title Managing Director